Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
GENFIT S.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, €0.25 nominal value per share 2019 BSA Plan	Other	35,070	$13.43(3)	$470,990.10	$0.00011020	$51.90
Equity	Ordinary Shares, €0.25 nominal value per share 2021,2022 and 2023 Free Shares (AGA) Plans	Other	140,300	$3.84(4)	$538,752.00	$0.00011020	$59.37
Equity	Ordinary Shares, €0.25 nominal value per share 2016, 2017, 2018, 2019, 2020, 2021,2022 and 2023 Share Option Plans	Other	995,381	$7.27(5)	$7,236,419.87	$0.00011020	$797.45
Total Offering Amount					$8,246,161.970		$908.73
Total Fee Offsets							—
Net Fee Due							$908.73

(1)    These ordinary shares of GENFIT S.A. (the “Registrant”), €0.25 nominal value per share (“Ordinary Shares”), may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one Ordinary Share. The Registrant’s ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate registration statement on Form F-6 (File No. 333-230265).

(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Registrant’s 2019 BSA Plan (the “BSA Plan”), 2021, 2022 and 2023 Free Shares (AGA) Plans (the “AGA Plans”) and 2016, 2017, 2018, 2019, 2020, 2021, 2022 and 2023 Share Option Plans (the “SO Plans”) by reason of

Exhibit 107
any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Ordinary Shares.

(3)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of $13.43 per ordinary share (rounded up to the nearest cent) under the BSA Plan, expressed in U.S. dollars based on the European Central Bank exchange rate on April 11, 2023 (€1.00=$1.0905).

(4)    Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based upon the price of $3.84 per ADS (rounded up to the nearest cent), which was the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market for April 11, 2023.

(5)    Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of $7.27 per ordinary share (rounded up to the nearest cent) under the SO Plans, expressed in U.S. dollars based on the European Central Bank exchange rate on April 11, 2023 (€1.00=$1.0905).